Exhibit 4.14

esa

ESTEC Contract Number
21100/07/NL/US

ALPHASAT PHASE B/C/D/E1

European Space Agency
Agence spatiale européenne
ESTEC

ESTEC Contract Number

21100/07/NL/US

ALPHASAT PHASE B/C/D/E1

C O N T R A C T

Between:

The EUROPEAN SPACE AGENCY

(hereinafter called the “Agency” or “ESA”),

located at:

8-10 rue Mario Nikis, 75738 Paris Cedex 15, France,

through its European Space Research and Technology Centre

Keplerlaan 1, 2201 AZ Noordwijk, the Netherlands,

represented by Mr Jean-Jacques Dordain, its Director General,

of the one part

and:

INMARSAT GLOBAL LIMITED

(hereinafter called the “Operator” or “Inmarsat”),

whose Registered Office is at:

99	City Road, London ECIY 1AX, United Kingdom,

of the other part

ESTEC Contract Number

21100/07/NL/US

PREAMBLE

WHEREAS:

-	the Agency and the Centre National D’Etudes Spatiales (“CNES”) have entered into a contract with BADS Astrium S.A.S. (now Astrium S.A.S.) and Alcatel Space S.A.S. (now Thales Alenia Space France S.A.S) as co-contractors, covering the development of a generic product line of a new generation of commercial platforms, called “Alphabus”. and the production of an Alphabus Protoflight Model (Alphabus PFM), collectively referred to as the “Alphabus Phase C/D Contract”;

-	the Agency is aiming to qualify the Alphabus PFM as part of a commercial mission, and to take the opportunity to demonstrate related technology payloads developed by the Agency; and

-	the Operator and Astrium S.A.S. have entered into a contract, of the same date as this Contract, for the procurement by the Operator of the Alphasat satellite from Astrium S.A.S., which will embark the technology demonstration payloads co-funded by the Agency and will include the Alphabus PFM and the Operator’s payload.

CONSIDERING that the commercial mission will require adaptations of the Alphabus PFM which will have to be implemented under the Alphabus Phase C/D Contract;

Now therefore, the parties have agreed as follows:

ESTEC Contract Number

21100/07/NL/US

DEFINITIONS

In this contract:

“Agency’s Own Requirements” shall have the meaning set out in clause 50.2 of the General Conditions.

“Alphabus” shall mean the new generation of commercial platforms currently being developed under the Alphabus Phase C/D Contract and further defined by the documents listed in Article I paragraph 2.1.7 below.

“Alphabus Acceptance Review” shall mean the review upon whose successful completion the Agency and CNES will certify final acceptance of the Alphabus PFM under the Alphabus Phase C/D Contract.

“Alphabus PFM” shall mean the Alphabus Protoflight Model.

“Alphabus Phase C/D Contract” shall mean the contract entered into between the Agency and the Centre National O’Etudes Spatiales (“CNES”) and EADS Astrium Space S.A.S. (now Astrium S.A.S.) and Alcatel Alenia Space S.A.S. (now Thales Alenia Space France S.A.S.) dated 16 June 2005 and any CCN and Rider thereto, and as further described in the preamble above.

“Alphasat” shall mean the satellite comprising the Operator’s payload, the Alphabus PFM and the TDPs.

“Alphasat Steering Board” or “ASB” shall have the meaning set out in Article 5 paragraph 4.

“Applicable Documents” shall mean the documents listed in chapter 2.1 of Appendix 2, hereafter each quoted as “AD” plus its respective two digit number.

“Background Intellectual Property Rights” shall have the meaning set out in clause 50.2 of the General Conditions.

“Astrium” or the “Operator’s main subcontractor” shall mean Astrium S.A.S.

“Change Review Board” or “CRB” shall have the meaning set out in Article 5 paragraph 4.

“Contract” means this Alphasat Phase B/C/D/E1 contract between the Agency and the Operator.

“Contract Appeal Board” or “CAB” shall have the meaning set out in Article 7 paragraph 2.

ESTEC Contract Number

21100/07/NL/US

“Effective Date of Contract” or “EDC” shall mean the date on which the Contract enters into force according to Article II paragraph 3.

“Excluded Items” shall have the meaning set out in Article 4 paragraph 4.2.

“General Conditions” shall mean the General Clauses and Conditions for ESA Contracts, ref. ESA/C/290, revision 6 (Pan II: Option B) available on http://emits.esa.int/emits.

“Intellectual Property Rights” shall have the meaning set out in clause 50.2 of the General Conditions.

“I-XL Mission” shall have the meaning set out in Volume IA of the Proposal.

“Launch” shall mean the intentional ignition during the launch countdown sequence of the first stage engine(s) of the launch vehicle that has been integrated with the Alphasat. “First stage engine” shall, in the event of an Ariane launch, mean the Vulcain engine.

“Negative Class A CCN” shall have the meaning set out in Article 5 paragraph 3.1.

“Proposal” shall mean the Operator’s Alphasat Phase B/C/D/E/ proposal submitted under cover letter ref. ASC 2/002 91007 dated 23 March 2007 in response to the Agency’s Invitation to Tender AO/2-1566/06/NL/US.

“Recovery Plan” shall mean the plan referred to in Article 4 paragraph 2.

“Replacement Satellite” shall have the meaning set out in Article I paragraph 1.3.1.

“Special Tender Conditions” shall have the meaning set out in Article 5 paragraph 3.1.

“TDP” or “TDPs” shall mean the three technology demonstration payloads (TDP 1, TDP 5 and TDP 6) to be provided by the Agency, or singularly anyone of them.

“TDP Dummies” shall mean the dummy TDPs to be provided, if necessary, by the Agency which may be flown in place of each of the TDPs, or singularly anyone of them.

“Working Day” shall mean a day (other than a Saturday or Sunday) on which banks in London are open for general non-automated business.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 1 - SUBJECT OF THE CONTRACT; CONTRACTUAL BASELINE

1.1	The Operator undertakes to:

a)	procure the build and launch of Alphasat;

b)	operate Alphasat for a period of three years after commissioning; and

c)	provide the Agency with Alphasat telemetry data during commissioning and the **** of operation, in accordance with and subject to the restrictions of Annex 2 of Appendix 2.

1.2	Save for the Agency undertakings specified in Article 2 below the Operator shall, with regard to both the space and the ground segment, carry out, or shall procure, all work necessary to achieve the aforementioned objectives, including but not limited to system definition, design, development, manufacturing, assembly, integration, verification, obtaining of ITAR clearance except for the TDPs, application for the frequency licences for all payloads including the TDPs, launch of Alphasat into geostationary orbit (25 degrees East) and its commissioning.

1.3	In case of a launch failure of the Alphasat and a decision of the Operator to procure a replacement satellite for the I-XL Mission (the “Replacement Satellite”), the Operator shall endeavour to procure a Replacement Satellite materially based on an Alphabus platform and to launch it within **** from the Alphasat launch failure. Further, if Inmarsat exercises its option (included in its contract with Astrium) to procure follow-on satellites, due consideration shall be given to the procurement of an Alphabus-based satellite, which may be used as the Replacement Satellite in case of the Alphasat launch failure. In case an Alphabus-based solution is not selected, the Operator shall notify the Agency of the technical and commercial basis on which such a solution was rejected in favour of another platform.

1.4	During the lifetime of Alphasat the Agency shall have the right to lease, to the extent available, Alphasat capacity from the Operator, for use by the Agency, its Member States and its Member States’ industry, for the Agency’s Own Requirements, at terms and conditions not less favourable than the most preferential terms and conditions offered by the Operator to equivalent purchases of Alphasat capacity.

2.	Contractual Baseline

2.1	The work shall be performed in accordance with the following documents, including any Applicable Documents as defined therein, which constitute an integral part hereof and are listed in their order of precedence in case of conflict (reference to the following documents includes all amended and replacement versions which may supersede such documents from time to time):

2.1.1	the Articles of the Contract;

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

2.1.2	Financial Matters (Appendix 1);

2.1.3	the General Conditions, it being understood that the Operator is the Contractor in the sense of those General Conditions;

2.1.4	the Statement of Work ref. ASA.ESA.SW.SY.049 issue 02 dated 29/10/2007, including the Applicable Documents specified in its chapter 2.1 (Appendix 2);

2.1.5	the Alphasat Satellite System Requirements ref. INM-ASAT-SSRD;

2.1.6	the TDP Interface Control Documents ref.

– ASA.ESA.ICD.CFI.055

– ASA.ESA.ICD.CFI.057

– ASA.ESA.ICD.CFI.058

– ASA.ESA.ICD.CFI.060

– ASA-ESA-LI-CFI-054

2.1.7	the Alphabus definition documents:

- Alphabus Protoflight Service Module User Requirements ref. ABU-JPT-SPC-13620

- Alphabus Test matrix ref. ABU-JPT-PLT-13621

- Alphabus DlL ref. ABU-RL-0-942-GPAB.

2.2	The documents listed in paragraph 2.1 above shall form the contractual baseline; the issue and revision number as well as the date of each document listed in paragraphs 2.1.5, 2.1.6 and 2.1.7 above and any changes thereto shall be recorded in the Contractual Baseline Document List ref. ASA-ESA-LI-SY-142 issue 1 rev. 0 dated 29/1012007. Any change to the contractual baseline requires the signature of a Contract Change Notice.

2.3.	Documents outside the contractual baseline

2.3.1	A document generated or to be generated by any party in the course of Contract execution shall only form part of the contractual baseline if such document is made part of the contractual baseline by signature of a Contract Change Notice.

2.3.2	Mere approval of any such document without making it a part of the contractual baseline shall not alter the rights and obligations of any party.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 2 – AGENCY’S UNDERTAKINGS

1.	General Principle

1.1	The undertakings of the Agency are defined in AD 03 (CFI List) and in paragraph 2 below. They shall constitute an obligation for the Agency only insofar as they are necessary for the execution of the Operator’s tasks.

1.2.1	Failure of the Agency to execute its undertakings shall not relieve the Operator from fulfilling its own obligations. The Operator shall take all reasonable measures to eliminate or limit the consequences of the Agency’s omissions or delays on its performance. The Operator shall be entitled to relief only insofar as such relief is necessary and reasonable in order to compensate for the consequences of the Agency’s failure to execute its undertakings.

1.2.2	Insofar as the failure by the Agency to execute its undertakings is due to the default of the Operator, the Operator shall not be entitled to relief from the Agency.

1.2.3	The Operator shall as soon as reasonable, but not later than thirty Working Days of its coming to the Operator’s notice, notify the Agency of any failure by the Agency to execute its undertakings, failing which the Operator shall be precluded from making a claim, if any, in this respect. Should in this context an Agency responsibility be established, the Agency’s liability will not go beyond the following:

a.	an extension of time limits (including an extension to the launch schedule) to the extent that the delay is proven to be an unavoidable consequence of an ESA failure and provided that the Operator has initiated in good time reasonable mitigation actions to limit the schedule consequences to a minimum; and

b.	reimbursement of all financial loss to the Operator under the Contract to the extent: (a) not otherwise specified in paragraph 3 below; and (b) proven to be the direct result of an ESA failure, provided that the Operator has initiated in good time reasonable mitigation actions to limit such other consequences.

1.2.4	Schedule and/or other consequences cannot be claimed in situations where a delay can be accommodated within a delay caused by the Operator.

2.	The Agency’s Undertakings

2.1	The Agency shall make available to the Operator all necessary information concerning the Alphabus PFM development. The Operator shall be entitled to pass this information to the Operator’s main subcontractor and such other person as the Operator and its main subcontractor, having obtained any required authority and consent, may agree upon. Representatives of the Operator and the Operator’s main subcontractor shall be given the opportunity to participate in any Alphabus PFM related progress review and the Alphabus Acceptance Review, and shall have advanced access to the corresponding documentation.

ESTEC Contract Number

21100/07/NL/US

2.2	The Agency shall have the following obligations in relation to the transfer of custody, title and ownership of the Alphabus PFM and the TDPs.

Alphabus PFM

2.2.1	(a) Transfer of Custody

The Agency shall make available the Alphabus PFM in the configuration defined in the Alphabus definition documents set forth in Article 1 paragraph 2.1.7 above to Astrium, on behalf of the Operator. The Agency shall use its best efforts to ensure full technical compliance of the Alphabus PFM to the agreed specifications, not later than ****. Upon signature of the minutes of the Alphabus Acceptance Review by the Agency’s authorised representative, or such other time the parties may agree upon in writing the transfer of custody of the Alphabus PFM to Astrium on behalf of the Operator shall be deemed effected. The Operator shall ensure acceptance of custody on the part of Astrium according to the foregoing provisions.

(b) Transfer of Title and Ownership

Transfer of title and ownership in the Alphabus PFM by the Agency to the Operator shall be deemed effected upon Launch of the Alphasat launch vehicle.

TDPs

2.2.2	(a) Transfer of Custody

The Agency shall deliver the TDPs, or the TDP Dummies for one or more of the TDPs, and associated items specified in AD 03 (CFI List) by the dates specified in AD 03, and transfer custody of the TDPs, or the relevant TDP Dummies (if any), on behalf of the Operator to Astrium at the following address: 31 Rue des Cosmonautes, F-31402 Toulouse Cedex 4. The Operator shall ensure acceptance of custody on delivery on the part of Astrium according to the foregoing provisions.

In the event that a delay in the delivery of the TDP(s), or one or more TDP Dummies, beyond the date defined in the AD03 (CFI List) occurs or is anticipated, the Agency shall consult with the Operator on the subsequent actions to be taken.

Where such a delay can be accommodated, with an acceptable impact on the programme, through suitable optimisation or adaptation to the nominal AIT sequence, or due to the overall slippage in the Alphasat programme, this shall be agreed between the parties and any consequences directly resulting therefrom shall be treated in accordance with Article 5 paragraphs 2.1 (iii) and 3.1.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

Notwithstanding the above, in the event that accommodation of the late TDP(s) will result in substantive impacts to the programme that

(a) cannot be funded (afforded) by the Agency, and/or

(b) require significant regression in the nominal AIT sequence of the satellite with unacceptable risk, then the parties shall agree not to embark or disembark (as applicable) the offending TDP and if necessary replace it by the appropriate TDP Dummy provided by the Agency. Further if the recovery actions required for offending TDP(s)

(c) cause a delay of the Alphasat delivery date that will result in a significant risk of the loss of a pre-agreed launch period, launch slot or launch date (as appropriate), or

(d) are the sole cause of a cumulative extension of the AIT period and the associated spacecraft delivery date by thirty five days or more, then Inmarsat may instruct ESA or Astrium not to embark or to disembark (as applicable) the offending TDP and if necessary replace it by the appropriate TDP Dummy provided by the Agency.

(b) Transfer of Title and Ownership

Transfer of title and ownership in the TDPs, or the relevant TDP Dummies (if any), by the Agency to the Operator shall be deemed effected upon Launch of the Alphasat launch vehicle.

2.3	The Agency shall lend the Operator free of charge the Alphabus Ground Support Equipment specified in the Alphabus DIL for use for the purposes of and for the term of the Contract.

2.4	In the event and subject to the provisos stipulated in Article 9 paragraph 4 the Agency shall formally solicit for the Operator a proposal for an Ariane launch and shall endeavour to obtain from its Member States the budget necessary to pay the difference between the price quoted by Arianespace on the one hand and the Operator’s and Astrium’s contributions on the other.

3.1	The Agency shall not owe the Operator any compensation in case of delayed delivery or performance problems of the Alphabus PFM and associated Alphabus Ground Support Equipment. The same shall apply in case of damage arising out of or in connection with the use of the Alphabus PFM and the associated Alphabus Ground Support Equipment.

3.2.	The Operator shall be responsible for any loss of and damage to the Alphasat PFM, the TDPs and any other items delivered or lent out by the Agency to the Operator, the Operator’s main subcontractor, or lower level contractors occurring in the time period between having taken the respective item into custody and Launch of the Alphasat launch vehicle. The replacement value payable by the Operator to the Agency in case of loss or destruction of any of the aforesaid items while in his custody, or the custody of the Operator’s main subcontractor or lower level contractors is agreed as follows:

- for the Alphabus PFM: ****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

- for TDP 5: ****

- for TDP 6: ****

For any Alphabus Ground Support Equipment the replacement value shall be ascertained individually and not exceed **** in total.

For the avoidance of doubt, the Operator is not liable to the Agency for any additional repayment of monies to the Agency in the event that Alphasat (excluding Alphabus and the TDPs and GSE) is lost or destroyed.

The Operator acknowledges that the Agency may waive any of the above requirements by written notice to the Operator. Such waiver shall be at the Agency’s sole discretion and for whatever reason including but not limited to any agreement between the Agency and the Operators main-subcontractor as to a rebuilt or replacement Alphabus.

3.3	In case of loss of the Alphasat occurring between Launch of the Alphasat launch vehicle and separation of the Alphasat from the launch vehicle, the provisions of Article I paragraph 1.3 shall apply.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 3 – PRICE PAYABLE BY ESA

1.	The total price of the Contract amounts to:

****

****

broken down as specified in Article I of Appendix I and payable as specified III Article 3 of Appendix 1.

2.	The price of the Contract is stated to be a firm fixed price as defined in Clause 2.1 of Annex I to the General Conditions.

3.	The total price includes any and all intellectual property licence or sub-licence fees payable according to Clause 57.7 of the General Conditions. It does neither include any taxes and duties in the Member States of the Agency nor the fees payable for the TDP frequency licenses; the latter shall be borne by the Agency.

4.	The total price is for all deliverables Delivered Duty Paid (as defined in the Incoterms 2000) to the addresses specified in Article 4, exclusive of import duties and V.A.T. (which shall be charged separately if applicable).

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 4 – PLACE AND DATES OF DELIVERIES AND CERTAIN OTHER UNDERTAKlNGS; LAUNCH DELAY; TRANSFER OF OWNERSHIP AND RISK

I.	The Operator shall deliver to the Agency at the address specified in Article 10 Clause 7.1 below, and to the other recipients listed in Annex 2 to Appendix 2 respectively, the deliverables specified in AD 04 (DRL) and Annex 2 to Appendix 2 by the dates set forth in those documents.

2.	The target date for the launch of Alphasat shall be ****. In the event that Alphasat has not been launched by ****, the Operator shall, not later than ****, provide to the Agency a credible Recovery Plan ensuring a launch at the earliest possible time but in no event later than ****.

3.	In the event that the Operator fails to launch Alphasat by ****, the Operator shall have the option to require a further extension of the launch period until ****.

****.

The consequence of a failure to exercise said option or to effect the above payment timely and in its entirety is stipulated in Article 10 Clause 32, 33, 34.

In the event that the Operator fails to launch Alphasat within the time period extended through exercising the option, Article 10 Clause 32, 33, 34 shall apply.

4.1	Transfer of ownership and risk from the Agency to the Operator shall be governed by the provisions of Article 2 paragraphs 2 and 3.

4.2.1	As regards transfer of ownership and risk from the Operator to the Agency, the Agency will not acquire possession and ownership of the Alphasat or any parts thereof, except in the case specified in paragraph 4.2.2 below.

4.2.2	The Agency shall be entitled to acquire ownership, in all parts of Alphasat not already owned by it, from the Operator in case the Agency cancels the Contract on any of the

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

grounds specified in Article 10 Clauses 32, 33, 34 paragraph I (a), (b) or (c). To the extent that the Operator has not already acquired ownership in such parts, the Agency shall be entitled to acquire the Operator’s rights to acquire ownership. Acquisition of ownership by the Agency shall not include items neither funded nor co-funded by the Agency (“Excluded Items”).

In case of cancellation of the Contract the Operator shall deliver Alphasat without any Excluded Items to the Agency in the state of readiness achieved upon and within one month from receipt of the Agency’s cancellation letter. To the extent not owned by the Agency already, ownership in the above deliverables shall pass to the Agency upon their receipt at the address specified in Article 10 Clause 7.1 below.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 5 – CHANGES

1.	No change to the contractual baseline defined in Article 1 paragraph 2.1 above, and no change which establishes or may establish a financial or other obligation on the Agency, shall be introduced, implemented, or approved by the Operator without the written consent of the Agency’s representatives nominated in Article 10 Clause 5 below.

2.	All changes, depending upon their nature, shall be classified into the categories defined below.

2.1	Class A changes are changes which result from one or more of the following causes.

(i)	A change to the contractual baseline such as but not limited to the redefinition of the design, function, quality, quantity, performance or schedule requirements of any item or service covered by the Contract, parts thereof or any associated item or service, provided it is demanded in writing by the Agency’s representatives nominated in Article 10 Clause 5 and not a consequence of the failure of the Operator to fulfil his obligations under the Contract.

(ii)	A change to the contractual baseline as defined in (i) which results from a change to the Alphabus Phase C/D Contract requested by the Agency to the Alphabus Phase C/D co-contractors.

(iii)	A failure by the Agency to fulfil any of its undertakings specified in Article 2 paragraph 1 above.

2.2	All other changes to the Contract are Class B changes.

3.	Consequences of changes

3.1	Class A changes, except for the deletion of work, shall be treated as a new procurement or simple contract update as the case may be, and the terms of the Contract such as cost, technical or timely performance, deliverable items list, etc. shall, if necessary, be adjusted to take account thereof. Deletion of work shall lead to a reduction of the price (“Negative Class A CCN”) and the other terms of the Contract shall be adjusted accordingly. Any price increase or decrease shall be established on the basis of the type of work and the pertaining funding scheme as stipulated in chapter 5.1 of Attachment 10 to the Invitation to Tender AO/2-l566/06/NL/US (Special Tender Conditions). As regards Class A changes of the kind specified in paragraph 2.1 (iii) above, the limitations set forth in Article 2 shall apply.

ESTEC Contract Number

21100/07/NL/US

In case of Class A Changes which have an impact on the contractual baseline documentation as defined in Article I paragraph 2.1, the respective documentation shall be updated.

3.2	The Operator shall be financially responsible for any Class B changes, and for the consequences which those may have on performance, time limits and other relevant provisions of the Contract. The price of the Contract shall consequently remain unchanged.

4.	A Change Review Board (“CRB”) shall be set up, consisting of the Agency’s and the Operator’s Technical Representatives and Contracts Officers. The function of the CRB shall be to review and decide upon all Contract Change Notices submitted to it. The members of the CRB may be assisted by specialists of their own staff and of their sub-contractors.

The Operator shall make available to the CRB all data required by the Agency to permit a complete evaluation of the implications of any proposed change.

When examining a change proposal, the CRB shall either reach unanimous agreement on it or shall draw up a statement of disagreement. If a statement of disagreement is recorded, the matter shall, at the request of either party, be brought before the Alphasat Steering Board (“ASB”) referred to in chapter 5.4 of RD 01 (Project Implementation Plan). In case of failure of the ASB to resolve the disagreement within a time period of thirty days, the matter shall, at the request of either party, be brought before the Contract Appeal Board for treatment in accordance with Article 7 below.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 6 – KEY PERSONNEL

1.	The work shall be executed by the key personnel nominated to carry out the work in the Proposal.

2.	Any replacement or part-time assignment to other tasks of such key personnel, to the extent that they are not available as foreseen in the Proposal, requires the prior written approval, not to be unreasonably withheld or delayed, of the Agency’s representatives mentioned in Article 10 Clause 5. Appropriate requests shall be accompanied by a justification for the proposed change and by a comprehensive CV of the new key personnel proposed. If no objection has been notified to the Operator within three weeks from receipt of such request, the replacement shall be deemed approved.

3.	The Agency may for justified reasons ask for a replacement of key personnel. Such request, signed by the Agency’s representatives, shall be presented in writing to the Operator who shall then, within one month, propose suitably qualified replacement staff.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 7 – ALPHASAT STEERING BOARD AND CONTRACT APPEAL BOARD

I.	Any dispute arising out of the interpretation or execution of the Contract shall, at the request of either party, be submitted to the Alphasat Steering Board (“ASS”), the composition and rules of which are laid down in chapter 5.4 of RD 01 (Project Implementation Plan).

2.	In case of failure of the ASS to resolve the disagreement within a time period of thirty days, the matter shall, at the request of either party, be brought before the Contract Appeal Board (“CAB”). The CAB shall consist of two top-level representatives from each party, to be nominated by the Agency and the Operator through an exchange of letters. One representative shall be from the technical side, the other from the administration. The CAB shall not include the representatives nominated in Article 10 Clause 5 below.

3.	Within two months of the submission of the dispute, or such longer period as the parties may agree in writing, the CAB shall either arrive at an unanimous agreement or establish that a disagreement continues to exist. In the latter case, and if the CAB has failed to resolve the dispute, either party may submit the disagreement to arbitration as foreseen in Article 10 Clause 13 below.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 8 – LIMITATION OF LIABILITY

I.	Save for the stipulations of paragraph 4 below, Article I paragraph 1.2 and Article 2 above and of Clause 15 of the General Conditions which shall remain unaffected, either party’s liability for claims for damages arising under or in connection with the Contract shall be limited to an amount of **** per event and to **** in total.

2.	The limitations of liability set out in paragraph I above shall not apply to the extent that they relate to:

(a)	death or personal injury resulting from negligence;

(b)	liability caused by gross negligence or wilful misconduct; and

(c)	the fraud of either party.

3.	The parties shall not hold each other, nor each other’s subcontractors, officers, employees and agents liable for the following losses arising from the performance or non performance of the Contract or any acts or omissions associated with the Contract:

(a)	any indirect and consequential loss;

(b)	loss of income;

(c)	loss of revenue and loss of profits where applicable;

(d)	loss of business;

(e)	loss of savings; and

(f)	loss of goodwill.

4.	The Operator shall, in case of damage arising out of or in connection with the use of Alphasat or any parts thereof, hold harmless and indemnify the Agency from and against all claims. The Operator’s liability shall not extend to damage caused by any TDP or TDP Dummy embarked on Alphasat or by the Alphabus PFM prior to the Alphabus Acceptance Review; the burden of proof for any such cause shall rest with the Operator.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 9 – ****

1.	****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 10 – GENERAL CONDITIONS

The General Conditions shall apply with the specific modifications, amendments or replacements made - inter alia - in this Article 10.

CLAUSE 2 – APPROVAL

For the purpose of this contract the authorised representative of the Director General is:

****

Director of Telecommunication and Navigation

CLAUSE 5 – AGENCY’S REPRESENTATIVES – INSPECTIONS

The Agency shall regularly assess the technical performance and timeliness of the performance of the Operator under the Contract. For this purpose the Agency shall assess all work, including hardware, data and documentation, generated under the Contract by the Operator, the Operator’s main subcontractor and lower level contractors (including but not limited to those referred to in Clause 25 below). All network planning, bar charts, design data, etc are subject to continuous examination, evaluation and inspection by the Agency at any reasonable working hour during the period of the Contract.

The Operator shall, for the purpose of this Article, arrange reasonable access for the Agency’s representatives (including their authorised agents and nominees) to those premises where work on, or in connection with, the subject of the Contract is being, has been, or is intended to be performed.

The Agency may call for the suspension of any work it may judge unsatisfactory because it fails to comply with the terms of the Contract. The exercise of this right shall in no way prejudice the Agency’s decision when taking delivery of or accepting any item or service and shall in no circumstances affect the Agency’s rights in the matter of guarantees or lessen in any way the Operator’s responsibilities regarding the due fulfilment of its obligations.

The Operator shall be informed in good time of any intended visit. Representatives of the Operator shall be present and the Operator shall provide the same rights, as described above, for the Agency in respect of the Operator’s main subcontractor or lower level contractors.

The Operator shall not permit work under the Contract, on any level of contracting, to be performed in association with or proximity to other work subject to national security or similar restrictions that access to the area in question by the Agency’s representatives could be prevented for reasons of such security restrictions.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

For the purpose of this contract the Agency’s representatives are:

a)	**** for technical matters or a person duly authorised by him; and

b)	**** for contractual and administrative matters or a person duly authorised by him.

CLAUSE 7 – COMMUNICATIONS

1.	All correspondence for the Agency shall be addressed to:

European Space Research and Technology Centre

Keplerlaan 1

NL-2201 AZ Noordwijk

a)	For technical matters

To:

Name	****
Phone	****
Fax	****
e-mail	****

b)	For contractual and administrative matters (with the exception of invoices)

	To:	With Copy to:

Name	****	****
Phone	****	****
Fax	****	****
e-mail	****	****

2.	All correspondence for the Operator shall be addressed to:

Inmarsat Global Ltd.

99 City Road

London EC I Y IAX

United Kingdom

a)	For technical matters

To:

Name	****
Phone	****
Fax	****
e-mail	****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

b)	For contractual and administrative matters

To:

Name	****
Phone	****
Fax	****
e-mail	****

CLAUSE 12 – APPLICABLE LAW

The Contract shall be governed by the laws of England and Wales.

CLAUSE 13 – ARBITRATION

Any initiation of arbitration shall be conditional upon completion of the procedure stipulated in Article 7 above. Once completed, any dispute may, at the request of either party, be submitted to arbitration according to the Rules of Arbitration of the International Chamber of Commerce. The arbitration tribunal shall sit in London and the language of the arbitration shall be English.

The arbitration tribunal shall consist of three persons, one to be appointed by the Operator, one by the Agency and the third, who shall be chairman, by the two arbitrators so appointed. The awards of the arbitration tribunal shall be binding on the parties. The enforcement of the award shall be governed by the rules of procedure in force in London.

CLAUSE 15 – INFRINGEMENT OF THIRD PARTY RIGHTS

The following provision is added to Clause 15:

The Agency represents that it has in force indemnities from the suppliers of the TDPs and TDP Dummies against any infringement of Intellectual Property Rights of third parties in connection with the use or operation of any TDP or TDP Dummy.

In the event that the Operator, and/or the Operator’s main subcontractor, receives any written claim or notice of infringement of Intellectual Property Rights of third parties connected with the use or operation of any TDP or TDP Dummy, or becomes aware of a matter which may give rise to such a claim under an indemnity in relation to any TDP or TDP Dummy, including claims against the Operator’s main subcontractor, the Operator shall inform the Agency without delay.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

The Agency may elect, at its sole discretion, to either invoke the indemnity against the supplier of the TOP or TOP Dummy in favour of the Operator and the Operator’s main subcontractor, or indemnify the Operator and the Operator’s main subcontractor itself.

For the purposes of this Clause 15, the Operator’s main subcontractor shall be deemed to be an “Indemnified Party” in terms of Article 11 paragraph 2.

Except for the information covered by the indemnity in Clause 55 and 57, the Operator shall be responsible for the infringement of intellectual property rights of third parties resulting from the use of any documents, patterns, drawings, or other information which is supplied to the Agency by the Operator.

CLAUSE 19 – PACKING AND TRANSPORT EXPENSES

The following provision is added to Clause 19:

All packages shall be correctly and separately addressed as required by Article 4. They shall also be marked with the Contract Number, together with the description of the contents, and all shipping documents shall clearly refer to the Contract (Contract umber and description of contents).

CLAUSE 25 – SUB-CONTRACTS

Clause 25 shall be implemented as follows:

The Agency agrees that part of the work be subcontracted to Astrium S.A.S., Astrium Ltd., the organisations to be specified in accordance with Article 2 of Appendix 1 and such other organisations which may be agreed on by the parties. Subcontracting of work neither funded nor co-funded by the Agency does not require the Agency’s approval.

Any placing of the launch service subcontract prior to **** requires the Agency’s approval by means of a Contract Change Notice. In exercising this approval or in implementing any change the Agency may require with regard to the choice of the proposed launch service provider, the Operator’s responsibility for the procurement of the launch service shall not be affected. The Operator shall not be obliged to accept terms and conditions which the Operator can reasonably demonstrate are inconsistent with the Operator’s previous commercial practice. In particular, Alphasat shall neither be launched onboard a maiden flight of a new type of launch vehicle nor onboard a first night following a launch failure.

In the event that the Agency requires such a change, the Operator’s contribution to the cost of the launch service shall not exceed **** taking into account the Agency’s contribution of **** for the launch of the TDPs. The Agency shall be deemed to have approved the Operator’s proposed solution unless it has issued the said change request before ****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

Further provisions related to the selection of the launch service subcontractor are stipulated in Article 9 above.

CLAUSE 26 – CHANGES AND MODIFICATIONS TO PROJECTS ENGINEERING AND SPECIFICATIONS

Clause 26.1 shall not apply. Any changes to the Contract are subject to mutual agreement except where specifically stipulated otherwise in the Contract.

CLAUSE 27 – TIME-LIMITS FOR THE PROVISION OF SUPPLIES AND SERVICES

Clause 27 shall apply with the following amendment:

1. Force Majeure Definition

“Force Majeure” shall mean an event, including but not limited to an act of God, unusually severe weather, earthquake, fire, flood, war, an act of any Government in its sovereign capacity, an act or omission of any national administration to the International Telecommunication Union (including the refusal, suspension or withdrawal of import or export or frequency licences), a nuclear incident, terrorist acts, national strikes, national freight embargoes or the unavailability of the selected launch vehicle or launch vehicle delays, which in every case is beyond the reasonable control and without the fault or negligence of the party affected.

2. Consequences of Force Majeure

The purpose of this clause is to establish the consequences of Force Majeure events preventing either party from complying with any of its obligations under the Contract. For the avoidance of doubt the payment obligations of either party shall not be the subject of Force Majeure.

Any party whose ability to perform is affected by a Force Majeure event shall take all reasonable steps to mitigate the impact of such event.

In the event of a Force Majeure event preventing a party from complying with any of its obligations under the Contract the party so affected shall not be responsible for any delay unavoidably resulting from such event, and the relevant schedule or time period shall be extended accordingly, if notice is given to the other party within seven days after the party affected becomes aware, or should reasonably have become aware, that the event has occurred. At the time of the initial notice of the occurrence of the event, or as soon thereafter as possible, the party affected shall inform the other party of the extent of the delay expected as a result of the event.

ESTEC Contract Number

21100/07/NL/US

CLAUSE 28 – PENALTIES FOR LATE DELIVERY

Clause 28 shall not apply.

CLAUSE 29 – ACCEPTANCE AND REJECTION

Clause 29 is implemented as follows:

1.	As regards documents. should the Agency’s Technical Officer not accept the deliverables from the Operator. he shall so inform the Operator providing justification. If no decision has been notified to the Operator within one month of receipt by the Agency of the deliverables, the deliverables shall be considered as having been accepted.

2.	As regards hardware and software, acceptance shall be performed in accordance with the acceptance test plans and procedure to be agreed between the parties.

3.	Rejected deliverables must be rendered compliant with the agreed requirements and represented for acceptance within a reasonable time scale fixed in writing by the Agency.

CLAUSE 30 – GUARANTEES

Clause 30 shall apply only in case of delivery pursuant to Article 4 paragraph 4.2.2.

CLAUSES 32. 33. 34 – CANCELLATION

Clauses 32, 33 and 34 are replaced by the following provisions:

1.	The Agency may cancel the Contract with immediate effect by serving written notice on the Operator in any of the following events:

(a)	If the Operator becomes insolvent or if its financial position is such that within the framework of its national law, legal action leading towards bankruptcy may be taken against it by its creditors;

ESTEC Contract Number

21100/07/NL/US

(b)	If the Operator resorts to fraudulent practices in connection with the Contract, especially by deceit concerning the nature, quality or quantity of the supplies, and the methods or processes of manufacture employed;

(c)	In the event of the Operator’s continued failure to meet - to such an extent as to jeopardise seriously the objectives of the Alphasat project - the technical requirements of the Contract, or the progress or delivery requirements.

Failure to comply with any of the following obligations shall be deemed to constitute a failure in the above sense:

(i) Provision of a Recovery Plan fully compliant with Article 4 paragraph 2; or (ii) Launch of the Alphasat launch vehicle by 31 December 2013 or - if the option stipulated in Article 4 paragraph 3 has been exercised - ****

****

(d)	If the Operator transfers the Contract or concludes sub-contracts without the Agency’s authorisation.

2.1	In the event of such a cancellation the Agency shall, unless otherwise specified in the Contract, only pay the contractual value of hardware accepted under the Contract prior to the receipt of notification of cancellation.

In case of cancellation according to paragraph I (c) above and on the proviso that the delay is attributable to a situation of the kind specified in paragraph I (a) above in relation to Astrium S.A.S. or Astrium Ltd., the Agency shall not hold the Operator responsible for any refund to be made according to this paragraph 2, provided the Operator assigns its claim for refund against the aforementioned subcontractors to the Agency upon first demand and further provided that said claim is not subject to any restrictions not forming part of the Contract.

In no case shall the total amount paid or to be paid by the Agency under the Contract exceed the total price of the Contract stated in Article 3 paragraph 1.1 above.

2.2	In case of cancellation for any event occurring after Launch of the Alphasat launch vehicle the Agency shall have no claim for refund under this paragraph 2.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

3.	The Agency shall not cancel the Contract on the grounds set out in paragraph 1 (c) or (d) if the failure of the Operator under paragraph 1(c) or (d), is due to circumstances outside the Operator’s responsibility.

4.	In the event that the Alphabus Acceptance Review and the associated availability of the Alphabus to the Alphasat programme is delayed by more than **** beyond the agreed date for reasons outside the responsibility of the Operator and the Operator’s main subcontractor or lower level contractors, and where the delay cannot be mitigated through suitable optimisation or adaptation to the nominal AIT sequence (including initial use of substitute non/flight elements to support satellite activities), the Agency shall, on the Operator’s written demand, enter into negotiations with the Operator aiming at the termination of the Contract. The Operator’s right to demand such negotiations shall be forfeited unless exercised within **** from coming into being.

Late delivery of any TDP by the Agency shall be dealt with in the manner specified in Article 2 paragraph 2 above and not entitle the Operator to demand negotiations aiming at termination of the Contract.

5.	Any intention of the Operator to cancel its subcontract with Astrium for performance or schedule reasons shall be submitted to the Alphasat Steering Board. The Operator shall consider any recommendations of the ASB and not cancel its subcontract with Astrium if it agrees a recovery plan within **** with the ASB and such recovery plan is also agreed to and maintained by Astrium. If the recovery plan is not so agreed or maintained then the Operator shall inform the ASB, with relevant details, and be entitled to cancel the subcontract without further consultation with the ASB.

6.	Provisions of the Contract containing obligations to be fulfilled after cancellation shall survive cancellation of the Contract.

CLAUSE 55 – USE OF INTELLECTUAL PROPERTY RIGHTS

Clause 55.1 lit. (a) is implemented as follows:

The Operator certifies that the Operator’s main subcontractor and all present lower level subcontractors have granted, and that the Operator’s main subcontractor shall use all commercially practical efforts to ensure that all future lower level subcontractors shall grant to the Agency, under the contract between the Operator and its main subcontractor, the irrevocable. non-exclusive and royalty-free right to use the Intellectual Property Rights arising from work performed under such contract and the Contract for the Agency’s Own Requirements.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

ESTEC Contract Number

21100/07/NL/US

The Operator shall procure that the Operator’s main subcontractor shall indemnify the Agency for such use of the Operator’s main subcontractor’s and all present lower level subcontractors’ Intellectual Property Rights and against all claims from third parties in respect of such use of the Operator’s main subcontractor’s Intellectual Property Rights.

The Agency shall notify the Operator without delay of any written claim or notice of infringement of third-party rights which it has received concerning the Operator’s main subcontractor’s Intellectual Property Rights.

CLAUSE 57 – BACKGROUND INTELLECTUAL PROPERTY RIGHTS

In addition to the provisions of Clause 57.4 the Operator certifies that the Operator’s main subcontractor and all present lower level subcontractors have granted, and that the Operator’s main subcontractor shall use all commercially practical efforts to ensure that all future lower level subcontractors shall grant to the Agency the irrevocable, non-exclusive and royalty-free right to use their Background Intellectual Property Rights for the purpose of tile Contract.

The Operator shall procure that the Operator’s main subcontractor shall indemnify the Agency for such use of the Operator’s main subcontractor’s and all present lower level subcontractors’ Background Intellectual Property Rights and against all claims from third parties in respect of such use of the Operator’s main subcontractor’s Background Intellectual Property Rights.

The Agency shall notify the Operator without delay of any written claim or notice of infringement of third-party rights which it has received concerning the Operator’s main subcontractor’s Background Intellectual Property Rights.

ESTEC Contract Number

21100/07/NL/US

ARTICLE 11 - MISCELLANEOUS

1.	Either party shall have the right to disclose, following notification to the other party, the Contract or any part thereof.

2.	Where either party grants an indemnity (the “Indemnifying Party”) to the other party (the “Indemnified Party”) under the terms of the Contract in respect of a third party action or claim against the Indemnified Party, the Indemnified Party shall make no admission or otherwise compromise such action or claim and shall give to the Indemnifying Party full and sole control of the conduct of such action or proceedings, at the sole cost of the Indemnifying Party, and furnish to the Indemnifying Party all reasonable information, evidence and assistance as the Indemnifying Party may reasonably request in connection with such action or proceedings.

3.	The Contract shall enter into force upon its signature by both parties.

ESTEC Contract Number

21100/07/NL/US

On behalf of the Agency,

on this day: 8/11/07

On behalf of the Operator,

on this day: 8/11/07

ESTEC Contract Number

21100/07/NL/US

APPENDIX 1

FINANCIAL MATTERS

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

APPENDIX 1

FINANCIAL MATTERS

ARTICLE 1 – PRICE BREAKDOWN

The total price stipulated in Article 3 paragraph 1 of the Contract is broken down as follows:

Company	Price in EUR
Operator	*	***
Astrium S.A.S.	*	***
Astrium Ltd.	*	***

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

ARTICLE 2 – ****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

ARTICLE 3 – PAYMENTS

1.	All payments shall be made within one month of presentation of the documents listed below:

1.1	Advance payment:
-	Invoice, to be submitted after signature of the Contract by both parties.

1.2	Progress payments:

-	Invoice

-	Certification by the Agency that the stage foreseen has been satisfactorily completed.

1.3.1	Final payment I:

-	Invoice

-	Certification by the Agency that the stage foreseen has been satisfactorily completed;

-	Either a list recapitulating the inventions made by the relevant sub-contractor in the course of or resulting from work undertaken for the purpose of the Contract, or a formal statement that no invention has been made, using the template provided in Appendix 3.

1.3.2	Final payment II:

-	Invoice

-	Certification by the Agency of satisfactory completion of all work and delivery of all deliverable items due under this contract;

-	Either a list recapitulating the inventions made by the Operator in the course of or resulting from work undertaken for the purpose of the Contract, or a formal statement that no invention has been made, using the template provided in Appendix 3 to the Contract.

1.4.1	The Agency shall pay the Operator’s main subcontractor and Astrium Ltd. directly upon presentation, by the Operator, of such sub-contractor’s invoice(s), in accordance with paragraph 4 hereafter, with the certification of the Operator thereon that the stage for which the payment is required has been satisfactorily completed.

1.4.2	Subcontractors other than the Operator’s main subcontractor and Astrium Ltd. are foreseen to be paid by the Operator’s main subcontractor and Astrium Ltd. respectively. The Operator shall ensure that its main subcontractor and Astrium Ltd. respectively will pay those sub-contractors in accordance with the payment plans to be implemented as per Article 2 of this Appendix I, the applicable law and commercial practise. The Operator shall indemnify the Agency against any such subcontractor’s claim for payment arising from any non-compliance with the above.

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

2.	The Agency reserves the right to visit the Operator’s and its sub-contractors’ premises and ascertain the progress of the work under the Contract prior to making the progress payment concerned. “Sub-contractor” for the purpose of this paragraph shall mean to include the companies specified in Article 4 Clause 25 of the Contract as well as the launch service provider.

3.1	Subject to any change resulting from the Contract Change Notice(s) referred to in Article 2 of this Appendix I, the Agency shall pay the price stipulated in Article I of this Appendix I as specified hereinbelow. All payments with the exception of the Final I and Final II payments are Progress payments in the sense of paragraph 1.2 above.

Amount in EUR
Schedule	Milestone Description	Payment to Astrium S.A.S.	Payment to Astrium Ltd.	Payment to the Operator
****	****	****	****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

****

4.1.	The Operator is required to submit invoices for all payments payable to itself, its main subcontractor and Astrium Ltd. under the Contract.

4.2.1	The Operator shall ensure that all invoices, including those of its main subcontractor and of Astrium Ltd., are submitted for payment exclusively through the Agency’s EFIS system (http://efis.esa.int). If the Operator and/or any of the above subcontractors has no access to the Agency’s EFIS system at the time of signature of the Contract, an immediate request for an EFIS user account shall be made by the Operator to the ESA Helpdesk (idhelp@esa.int), specifying a contact name, the company name and the Contract number.

4.2.2	However, should the Operator find the Agency’s EFIS System technically inoperative at the moment of submission of the invoices, the Operator may submit invoices in paper format in five (5) copies to ESA-ESTEC Finance, Central Invoice Registration Office, together with justifying documentation as required by the Contract.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Appendix 1 to

ESTEC Contract Number

21100/07/NL/US

4.2.3	The Operator undertakes to submit and to have its main subcontractor and Astrium Ltd. submit complete invoices and to strictly adhere to the instructions (including those for billing taxes and duties, where applicable) contained in EFIS. In the case of invoices submitted by the Operator which are free of VAT, reference shall be made to the serial number indicated on the VAT Exemption Form attached as Appendix 4 to the Contract. On invoices submitted via EFIS, the number shall be put in the free text field.

4.3	Payments shall be made by the Agency in Euro to the account specified by the Operator. Such account information shall clearly indicate the IBAN (International Bank Account Number) and BIC/SWIFT (Bank Identification Code). The parties agree that payments shall be considered as effected by the Agency on time if the Agency’s orders of payment reach its bank within the payment period stipulated in Article 3 paragraph 1 of this Appendix 1.

4.4	The second sentence of Clause 22.2 is deleted.

4.5.	Any special charges related to the execution of payments will be borne by the Operator.

4.6.	Any questions concerning the operation of EFIS shall be addressed to the ESA Helpdesk (idhelp@esa.int).

ESTEC Contract Number

21100/07/NL/US

APPENDIX 2

STATEMENT OF WORK

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	1 of 31

Alphasat

Phase B/C/D/E

Statement of Work

European Space research and Technology Centre

(ESTEC)

European Space Agency

Keplerlaan 1, P.O. BOX 299, 2200 AG Noordwijk,

The Netherlands

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	2 of 31

Document Change Record

Iss/Rev.	Date	Page	Observations
1/0	15/11/06	All	First formal issue
1/A	1/10/07	All	Draft update for Review prior to final contract signature
1/B	11/10/07		Updates reflecting issues raised in telecom with Inmarsat/Astrium 10/10/07
2/0	29/10/07		Final Version for Contract Signature

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	3 of 31

Table of Contents

1	INTRODUCTION	5

2	DOCUMENTS	6

2.1	Applicable Documents	6

2.2	Reference Documents	6

3	DEFINITIONS	7

3.1	Acronyms List	8

4	SCOPE OF THE WORK	9

4.1	Implementation of the Space Segment	9

4.2	Provision of a Ground Segment	10

4.3	The Launch Services procurement	10

4.4	Launch and in-orbit Operations	10

4.4.1	Limitations and assumptions for TDP Operations	11

5	PROGRAMME IMPLEMENTATION	11

5.1	Programme Phasing	11

5.2	Project Reviews	12

5.2.1	Space Segment Reviews	12

5.2.2	Other formal Reviews	13

5.3	Planning	13

6	TASK DESCRIPTIONS	14

6.1	Mission Definition & System Consolidation	14

6.1.1	System Verification and Validation	14

6.1.2	Frequency Coordination	15

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	4 of 31

6.2	Development of the Space Segment	15

6.2.1	Utilisation of the Protoflight Alphabus	15

6.2.2	Payload Definition and Development	16

6.2.3	Accommodation of Technology Demonstration Payloads (TDPs)	16

6.3	Provision or Ground Segment and associated Operations	18

6.4	Launch Services Procurement	18

6.5	In-orbit Operations	19

6.6	Engineering	20

6.7	Assembly, Integration, Test and Verification Tasks	20

6.7.1	General Tasks	20

6.7.2	Test Facilities	21

6.8	Documentation	21

7	PRODUCT ASSURANCE AND SAFETY (PA&S)	23

7.1	Paris and equipments procurement	23

8	MANAGEMENT AND REPORTING	24

8.1	General	24

8.2	Operator to Agency Reporting	24

8.3	Programme Implementation Plan (PIP)	25

9	APPLICATION OF ECSS STANDARDS	26

10	DELIVERABLE ITEMS	26

Annex 1	****

Annex 2	Deliverable Items List

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	5 of 31

1	INTRODUCTION

This Statement of Work (SOW) defines the work to be carried out by the Alphasat Operator and his selected Industrial Team in the frame of the Alphasat Programme.

Central to this work is the availability, and utilisation, of the Protoflight Alphabus Service Module currently being developed by a joint industrial team of Astrium and Alcatel Alenia Space, under contract from ESA and CNES.

The Alphasat activities include all necessary tasks from Mission definition and commercial payload procurement to Alphasat satellite integration, verification, launch and in-orbit operations.

Included in the overall Alphasat Payload are Technology Demonstration Payloads (TDPs) to be provided by ESA as ‘Customer Furnished Items’, and accommodated by the Operator.

It should be noted that the scope of the Alphasat operational activities are limited to the command and control, and in-orbit monitoring of the platform performances and associated payload functionality including TDPs. For the commercial payload(s) performance validation only relates to the flight equipments.

The definition and performance validation of the User segment, both with respect to Ground segment hardware and space to ground interfaces is excluded from the scope of this Statement of Work, and is the responsibility of the Operator.

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	6 of 31

2	Documents

2.1	Applicable Documents

Ref	Document Name	Document Number
AD01	deleted
AD02	Satellite System Requirements Document	INM-ASAT-SRD
AD03	Customer Furnished Items List	ASA-ESA-L1-SY-054
AD04	Document Requirements List	ASA-ESA-L1-SY-141
AD05	Alphabus Protoflight Service Module User Requirements Document	ABU-JPT-SPC-13620
AD06	Alphabus Protoflight Service Module Acceptance Test Matrix	ABU-JPT-PLT-13621
AD07	Alphabus Protoflight Service Module Deliverable Items List	ABU-RL-0-942-GPAB
AD08(a)	TDP1 ICD - Geo-LCT	ASA-ESA-ICD-CFI-055
AD08(b)	TDP1 ICD - RF Payload	ASA-ESA-ICD-CFI-060
AD09	TDP5 ICD - Q/V Band	ASA-ESA-ICD-CFI-057
AD10	TDP6 ICD - Startracker	ASA-ESA-ICD-CFI-058
AD11	Annex M - Technology Demonstration Payloads	INM-ASAT-M

Latest issue of the Applicable Documentation is defined in the Configuration Baseline Document List (ASA-ESA-LI-SY-142)

2.2	Reference Documents

Ref	Document Name	Document Number	Iss	Date
RD01	Project Implementation Plan	ASA-ESA-PL-SY-052	1/0	29/10/07
RD02	Alphabus Document Requirement List	ABU-RL-0-927-GPAP	2/0	25/05/05
RD03	Alphabus Product Assurance Requirements	ABU-SG-0-858-GPAP	2/1	10/02/05
RD04	Alphasat TDP General Design and Interface Requirements Document	ASA-ESA-ICD-CFI-127	2/0	01/10/07

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	7 of 31

3	Definitions

Throughout this document reference is made to the main parties involved in the realisation of the Alphasat mission. The respective roles and contractual relationships are as follows:

-	ESA (also referred to as ‘the Agency’); will place a contract with the Operator (to which this SOW refers) to define and implement the selected Alphasat mission, including launch, in-orbit commissioning and operations.

ESA will also provide to the Operator the Alphabus Proto-Flight Model Service Module developed within the ESA Alphabus programme (as an in kind contribution) and Technology Demonstration Payloads (as ‘Customer Furnished Instruments’ (CFIs)).

ESA will provide funding for the Alphasat programme, and will make payments to the Operator, the Industrial Prime Contractor and Payload Contractor(s) in line with the agreed Milestone Payment Plan and following successful completion of the specified milestones.

No direct contractual link will exist between ESA and the Industrial Prime Contractor in the frame of the Alphasat Contract.

-	The Operator; is responsible for the overall Alphasat mission definition and implementation as described in this SOW, under the contract from ESA. He will place a contract (or contract(s)) with his selected industrial prime contractor to design, manufacture and test the Alphasat satellite (including commercial payload(s))

The Operator is also responsible within the scope of the Alphasat Programme to define and procure the necessary launcher services, and the implementation of the ground segment to facilitate in orbit commissioning and operation of the Alphasat (and associated payloads including TDPs).

-	The Operator will provide agreed funding to the Alphasat programme and make payments to Industrial Prime Contractor in line with the agreed contractual frame.

-	The (industrial) Prime Contractor; is under contract from the Operator and will design, implement and test the Alphasat satellite, including development of the specified commercial payload.

Throughout this document the specific requirements are placed on the ‘Operator’. It is fully recognised that the implementation of many of these tasks will be fulfilled by the selected industrial Prime Contractor and his associated industrial consortium.

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3.1	Acronyms List

ADCS	Attitude and Orbit Control

AIT	Assembly Integration and Test

AIV	Assembly Integration and Verification

ATB	Avionics Test Bench

CDR	Critical Design Review

CFI	Customer Furnished Items

ECSS	European Cooperation for Space Standardisation

ETB	Electrical Test Bench

FAR	Flight Acceptance Review

GSE	Ground Support Equipments

IOCR	In-Orbit Commissioning Review

IOT	In Orbit Testing

ITAR	International Trade & Arms Regulations

KO	Kick-Off (Contract)

LEOP	Launch & Early Operations Phase

LRR	Launch Readiness Review

MMST	Mechanical Mock-up Static Test (model)

NCTS	Non Conformance Tracking System

ORR	Operations Readiness Review

PDR	Preliminary Design Review

PIP	Programme Implementation Plan

PFM	Protoflight Model

QR	Qualification Review

RF	Radio Frequency

SOW	Statement of Work

STB	Software Test Bench

TDP	Technology Demonstration Payload

TM/TC	Telemetry/Telecommand

TOM	Thruster Orientation Mechanism

TDMA	Time Division Multiple Access

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4	SCOPE OF THE WORK

The overall scope of the Alphasat Programme is to achieve:

•	Timely in orbit validation of the Alphabus Platform

•	Development and commercial exploitation of innovative communication payloads, developed with the support of ESA funding

•	In-orbit validation and operation of Technology Demonstration Payloads

•	Support the introduction, through the utilisation of the innovative payloads, of new telecommunication services in Europe.

In order to achieve the above, the work required in the frame of the Alphasat Programme includes the definition of the mission, system specification, implementation and validation of both space and ground segments, the launch services procurement and subsequent satellite operations.

To realise this mission the Operator shall initiate the necessary industrial contracts required to implement all programme elements and establish the appropriate monitoring and management of these activities.

4.1	Implementation of the Space Segment

The space segment responsibilities include all activities necessary to manufacture. integrate and fully verify the Alphasat satellite consistent with the requirements defined in AD02. This development will utilise the Protoflight model of the Alphabus Service Module. provided by ESA at the conclusion of the on-going Alphabus development contract. following the successful PFM Acceptance Review. In addition to the Service Module the associated GSE generated in the frame of this programme, will also be available to the Operator for Alphasat activities, as necessary.

The scope and limitations of the Alphabus PFM deliverables are defined in AD.05,06 & 07

To realise the Alphasat mission, the Operator will define and procure the selected commercial payload elements, and contract an industrial prime to accommodate these onto the Alphabus platform. Further the Operator will also undertake the accommodation and on-board validation of customer provided Technology Demonstration Payloads (TDPs).

All necessary support equipments, GSE, tooling, simulators and facilities required to complete the satellite integration, validation and operations preparation, which are not specifically provided as part of the Alphabus deliverables, will also be developed in support of this contract, either as a specific contract deliverable or directly by the industrial prime contractor in preparation for the future product line activities.

Further all activities required to prepare for the Alphasat Operations will be undertaken, including the provision of the satellite simulator and the definition and validation of flight operation plans and procedures.

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For the TDPs the operator shall prepare, and validate, the Flight Operations Procedures, based on detailed inputs provided by the Industrial Contractor and by the TDP suppliers. The anticipated TDP support to this process is defined in AD03

The conclusion of the Space Segment preparation activities will be a fully ground validated Alphasat satellite, plus the associated operations preparatory activities necessary to safely launch, commission and operate the Alphasat satellite in orbit.

4.2	Provision of a Ground Segment

In conjunction with this programme the Operator will, through a separate procurement action, provision and verify the necessary ground infrastructure to monitor and control the satellite and associated payloads telemetry. This contract is not included in the scope of the ESA Alphasat Contract, but is required to fulfil the Inmarsat obligations to successfully launch, commission and operate the satellite, including TDPs, for a minimum of three years.

Further the ground infrastructure shall ensure timely availability and distribution of Alphabus and TDP telemetry data as defined in the Deliverable Items List (Annex 2 of this document).

The definition and performance validation of the User segment, both with respect to Ground segment hardware and space to ground interfaces is excluded from the scope of this Statement of Work.

4.3	The Launch Services procurement

The procurement of the Alphasat launch services is included in the frame of this contract. The Operator will select a launch vehicle consistent with the Alphasat mission requirements and compatible with the interfaces and qualification envelope of the Alphabus/Alphasat platform.

Included in this contract will be the necessary interface consolidation activities for the specific Alphasat configuration, the launcher support to analysis and test, the implementation of the launch campaign and the launch.

4.4	Launch and in-orbit Operations

On completion of all ground preparations the Operator will undertake the necessary launch campaign, and facilitate the launch of Alphasat.

Following completion of the LEOP activities, the satellite will undergo commissioning in preparation for a nominal operating life. The Operator will include, in the frame of this commissioning, those activities required for an early validation of the generic Alphabus, which may lie beyond the specific Alphasat needs. An outline of the Alphabus commissioning requirements is provided in Annex 1.

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During the first 3 years of this operational life (after completion of commissioning) the Operator will support the TDP operations and data retrieval activities, in accordance with operational plans (to be agreed between the parties).

4.4.1	Limitations and assumptions for TDP Operations

The number of FOPs to be generated and validated for the TDP1 is limited to approximately ten.

The routine operations needs of the TDPs will be consistent with those required for the day to day operation of the core Alphasat satellite and operational payload.

The design of the TDPs will ensure, through a combination of on-board and autonomous ground health monitoring (critical telemetry limit checking) that in the event of a serious anomaly occurring which may permanently degrade the TDP, or associated satellite interfaces, autonomous contingency operations are established which will render the TDP safe until manual ground intervention can be implemented.

In the event that the operating of any TDP results in an unacceptable interference/degradation in the performance of the Alphasat commercial payload the offending TDP will be switched off, or operations limited to modes which do not result in said degradation.

In the event that an unforeseen reduction in available resources from the Alphabus (eg Power, datahandling) occurs due to equipment failures and/or degradation, priority will be given to the commercial payload. In such a case a revised operational scenario for the TDPs will be agreed by ESA and the Operator to ensure the necessary resources are made available to the commercial payload whilst, where possible, allowing continued, but necessarily reduced, scope for TDP operations.

5	Programme Implementation

5.1	Programme Phasing

The Operator shall establish a development logic with appropriate phasing and timing of Project Reviews.

This approach shall be applied to all major activities proposed by the Operator, including, system definition, Alphasat implementation, and Payload(s) Development.

The approach shall be consistent with the level of maturity of the main elements foreseen for the Alphasat mission, and coherent with the baseline development plan, and associated programmatics, established for the on-going Alphabus contract.

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5.2	Project Reviews

The Operator shall propose a sequence of formal Reviews throughout the life of the Programme, for Mission Definition and consolidation, Alphasat implementation and Payload developments.

The scope and timing of the reviews shall be coherent with the Alphabus development plan.

The Agency participation and role in these reviews shall as defined in the Project Implementation Plan (RD01).

For all reviews, the Agency personnel shall be provided full access to all associated technical and programmatic data.

Where specific inputs are required from the on-going Alphabus development, to support these reviews, these shall be clearly identified.

5.2.1	Space Segment Reviews

The following formal reviews are anticipated in the frame of the Alphasat satellite activities:

•	System Preliminary Design Review (PDR),

•	System Critical Design Review (CDR),

•	Final Design Review (FDR)

•	Preshipment Review (PSR),

•	Launch Readiness Review (LRR),

•	Operations Readiness Review (ORR),

•	In-Orbit Acceptance Review (IOAR)

For the commercial Payloads including non-recurring activities, for which Agency funding is provided, the Operator shall also establish a formal review cycle, consistent with the maturity of the payload, to which the Agency shall be invited (formal participation per RD01). For recurrent payload procurements a much reduced review process is anticipated.

In addition to these formal reviews, the Operator shall establish a comprehensive monitoring and review process for the lower level elements; including subsystem, equipments, support equipments, simulators, etc.

The Agency shall be duly informed about, and explicitly invited to, all lower level reviews with access to all associated supporting data.

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5.2.2	Other formal Reviews

In addition to the Space segment reviews defined above, the Operator will establish a review process for the definition and validation of the Ground Segment, including flight operations preparation. The Operator shall provide visibility of these activities and invite the Agency to participate formal Progress Meetings and Reviews.

5.3	Planning

The Operator shall establish and maintain a consistent and exhaustive development plan for all elements required for the implementation of the Alphasat mission. The associated schedule shall clearly identify all major activities, milestones and reviews planned throughout the programme.

The critical path (and sub critical elements) for the Alphasat development shall be clearly identified and monitored.

The Operators plans shall take full account of the baseline planning for the Alphabus development, and coherence shall be maintained with respect to the needs of both programmes, including;

•	freezing of specifications/interface data,

•	availability of design/performance data

•	test plans, procedures and reports

•	software definition and availability (inclusive database deliverables)

•	hardware availability, inclusive development, flight and GSE

•	needs and availabilities between these two parallel programmes.

If adaptation to the baseline Alphabus planning is deemed necessary, this shall be clearly identified for agreement between the parties

From this planning the Operator shall define all key dates associated with TDP consolidation and implementation. This planning shall be consistent with the delivery dates identified for the TDPs, and associated support equipments, as defined in AD03.

During the initial Alphasat definition phase a period of TDP accommodation and interface consolidation shall be foreseen, with an interface freeze occurring at <Alphasat Contract Kick Off ****.

Further, the Alphasat AIT plans shall clearly identify the nominal duration assumed for TDP integration and test activities throughout the AIT period, plus associated assumptions with respect to this testing. A suitable contingency period shall also be included (and identified) for potential TDP troubleshooting and/or retest.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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6	TASK DESCRIPTIONS

The Operator shall perform all the tasks necessary for the implementation of the Alphasat satellite and fulfilment of the proposed mission in a timely and cost-effective manner.

The Operator shall make maximum use of the activities performed in the frame of the Alphabus development, including adoption of supporting specifications, utilisation of system and engineering analyses (and associated models) and exploitation of unit, subsystem and system test results and facilities (including ATB, ETB, STB, MMST, and PFM) as appropriate.

6.1	Mission Definition & System Consolidation

After consolidation of the detailed mission requirements, and as part of his proposal, the Operator has established the major requirements for Spacecraft, Payload and Ground Segments and all associated interfaces. These tasks shall be completed as part of the early Alphasat Phase B activities and the applicable requirements for the Spacecraft and commercial Payload suitably consolidated, including all associated interfaces.

Activities include;

•	refining the mission definition

•	consolidating the reference system architecture;

•	specifying the subsystems architectures and functionalities, inclusive ground segment;

•	establishing all interface specifications;

•	consolidating the performance specifications, and establishing the associated system budgets;

•	identifying and assessing any potential technical/development risk.

Throughout this process all the necessary evaluations shall be undertaken, to confirm the continued compatibility of the PFM Alphabus design, interfaces and performance with the requirements of the Alphasat mission.

6.1.1	System Verification and Validation

The Operator shall establish, and document, an overall Satellite Design, Development and Validation Plan, including both Space and Ground segments. Consistent with this the Operator shall also define design, development, verification and validation plans for all the main elements of the Alphasat mission inclusive commercial Payload and TDPs accommodation.

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For the satellite, these plans shall clearly identify where the validation approach relies on activities performed in the frame of the Alphabus level development.

6.1.2	Frequency Coordination

The Operator shall be responsible of all the frequency coordination activities related to Alphasat mission (including TDPs). Resolution of potential problems related to TDP selected frequencies are specifically excluded from the Operator responsibilities

The Operator shall undertake frequency filing and coordination duties both at international (ITU) and European/National level tackling all the issues related to the resolution of any Alphasat frequency coordination need.

6.2	Development of the Space Segment

With due consideration to the baseline definition of the Alphabus PFM Service Module, the associated interfaces and generic performance capabilities, the Operator shall consolidate the overall design for the Alphasat spacecraft inclusive payload accommodation compatible with AD02.

The Operator shall be responsible for the overall design, performance and implementation of the Alphasat.

6.2.1	Utilisation of the Protoflight Alphabus

The Operator will be provided visibility of the on-going Alphabus development, both technical and programmatic, to ensure coherence with the Alphasat requirements.

The baseline Alphabus design requirements, hardware configuration and associated acceptance testing are defined in AD05, 06 & 07. This includes all specific adaptations foreseen to ensure Alphasat compatibility.

Any additional modifications required to this baseline Alphabus Service Module will be subject to formal agreement by the Agency.

The Operator may utilise tooling, GSE and Test equipments developed for Alphabus (as defined in AD07), wherever appropriate. Should there be a potential conflict in availability for these equipments (due, for example, to a need on other projects proceeding in parallel with Alphasat) these will be resolved between the Operator and Industrial Prime Contractor, with no liability for ESA.

The Operator will be invited to participate to Alphabus Project Meetings and Reviews, to maintain visibility, and ensure the continued compatibility within the Alphasat development.

The role of the Operator in Alphabus reviews are as defined in RD01.

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6.2.2	Payload Definition and Development

The Operator shall be responsible for the definition, development, manufacturing, testing and accommodation of the payload elements required to fulfil the baseline commercial mission(s), ‘the commercial payload(s)’.

Payload accommodation includes the implementation of the Alphasat accommodation hardware, including Repeater Module, plus associated payload specific avionics adaptations.

Where the selected payload development requires non-recurring effort, for which Agency funding has been agreed, the Operator shall ensure full visibility is provided to the Agency representatives throughout the detailed definition, development and implementation activities.

ESA will co-chair the formal reviews held during these development activities (per RD01).

For ‘recurrent’ payload procurements, a reduced monitoring and review process shall be established, to which the Agency will be invited to participate.

The Operator shall be responsible for establishing the detailed payload accommodation and ensuring mutual compatibility of all payload elements including TDPs.

6.2.3	Accommodation of Technology Demonstration Payloads (TDPs)

ESA will provide three TDPS for integration onto the Alphasat as auxiliary Payload elements (as defined in AD03).

The Operator shall consult with the TDP suppliers, in conjunction with ESA, to identify a mutually acceptable accommodation for these elements on the Alphasat.

The Operator shall support the detailed definition and consolidation of TDPs interfaces, which will be formalised in a co-signed Interface Control Document, and confirm compatibility with the Alphasat mission.

The Operator shall allocate a maximum cumulative mass for all TDPs of ****. The mass of individual TDPs will be defined and tracked in their respective ICDs.

The Operator shall allocate a maximum cumulative (average) power for all TDPs of ****. The power of individual TDPs will be defined and tracked in their respective ICDs.

The Operator shall consolidate, and maintain, a General Design and Interface Specification that is applicable to the TDPs, which contains all relevant applicable requirements from the Alphasat support specifications to ensure compatibility of the TDPs with the Alphasat.

A draft of this document (RD04) will be confirmed at Contract signature, with a final formal version being released to coincide with the freezing of the TDP ICDs.

The Operator shall allow an initial period of 4 months for final consolidation and freezing of the TDP interfaces. During this period all reasonable evolution of the TDP interfaces, which lie within the residual capability of the Alphasat platform shall be accepted at no penalty.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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After freezing, the Operator will take custody of the TDP ICDs and maintain them through the course of the programmes. Requested updates to these ICDs, from whichever source, shall be subject to formal change control.

The Operator shall ensure in the design of the Alphasat/TDP interfaces that the satellite is failure tolerant to all anticipated failure modes of the TDP(s), such that no failure propagation will occur to other satellite elements.

The Operator shall endorse the proposed Design Development and Verification Plans for the TDPs, to ensure consistency with the Alphasat interface requirements.

The Operator shall participate to the formal review process for the TDPs, including final acceptance for delivery to the Satellite. The role of the Operator in these reviews is limited to TDP accommodation and satellite interface issues. The Operator shall have no direct, or implied, responsibility for TDP in-orbit performances.

The Operator shall consult with the TDP suppliers to define, optimise and consolidate the integration and test activities necessary at satellite level, and associated durations and constraints. The TDP suppliers (via ESA) will provide all relevant inputs for the Operator (via its Industrial prime) to perform this activity.

The Operator shall consult with the TDP suppliers to ensure the necessary provisions to support Satellite level testing of the TDPs, including interfacing of GSE and special test equipments.

The Operator shall incorporate the necessary TDP integration and test activities into the nominal Alphasat AIT planning.

The integration and testing of the TDPs, at satellite level, shall be implemented by the Operator, with appropriate support provided by the TDP suppliers. This support shall include the detailed definition of the tests required (to the level of specific TDP commands) and the evaluation of resulting TDP telemetry data.

For the initial implementation of TDP testing, and during critical test phases (eg satellite environmental tests) the TDP suppliers will ensure appropriate support is available at the Alphasat test location. Where tests are considered more routine, such as repeat functional testing, these may be performed without the attendance of the TDP suppliers, following prior agreement from ESA.

The Operator shall support first line investigation of TDP anomalies at no additional costs. Where further investigation is required, and rectification actions necessary, the Operator shall strive to minimise the impact on the overall Alphasat activities, and associated costs.

The Operator shall review the operational requirements and procedures defined for the TDP and confirm compatibility with the Alphasat mission. The Operator shall incorporate these agreed requirements into the overall Operations scenario, and associated Operations plans/manuals and procedures.

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It is noted that the Operator wishes to maintain the core requirements and responsibilities associated with the TDPs, to be flowed down to the Industrial Prime Contractor, in an annex to their industrial contract. (AD11). This document shall take as its source document the relevant sections of this Statement of Work and associated applicable documents (AD03, AD08(a), AD08(b), AD09 and AD10. The content of these documents takes precedence over AD11. The responsibility for maintaining this annex consistent with these ADs is the responsibility of the Operator.

6.3	Provision of Ground Segment and associated Operations

In conjunction with this programme the Operator will, through a separate procurement action, provision and verify the necessary ground infrastructure to monitor and control the satellite and associated payloads telemetry. This contract is not included in the scope of the ESA Alphasat Contract, but is required to fulfil the obligations of the Alphasat Contract to successfully launch, commission and operate the satellite, including TDPs, for the duration of the Alphasat ‘ESA Mission life’.

In the frame of the ESA Alphasat contract the ‘ESA Mission Life’ comprises a minimum period of three years routine in-orbit operations (following successful completion of satellite commissioning).

The Operator shall provide suitable archiving and data retrieval facilities for all satellite, payload and TDP TM/TC history throughout the ESA Mission Life.

The Operator shall provide suitable interfaces with ESA, the Alphabus prime contractor and TDP providers for remote access to TM/TC data for the duration of the ESA Mission Life. During the Alphasat switch on and commissioning phase the data associated with TDPs shall be available on a near real time basis.

Throughout the ESA Mission Life the Operator shall provide regular trend data on the performance of the Alphabus platform and associated payloads. This data will include ageing characteristics, failure modes, single-event upsets, reconfigurations, and other specific problem areas

The Operator shall define and implement all necessary provisions for on-board software maintenance, throughout the ESA Mission Life.

The operator shall ensure the TDP support personnel receive the necessary training to support the critical phases of the Alphasat Mission.

6.4	Launch Services Procurement

Following selection of the launch service provider, the Operator shall ensure all the necessary interface consolidation activities for the specific Alphasat configuration, the launcher support to analysis and test, the implementation of the launch campaign and the launch are achieved in a timely manner.

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Throughout these activities, if the selected launcher is not Ariane 5, the Operator shall maintain a design (and verification) compatibility with Ariane 5 in addition to the baseline launch vehicle, it being recognised that Ariane 5 compatibility is a baseline requirement for the Alphabus development and associated generic product line.

The Operator shall also ensure all the necessary safety documentation are provided to the selected Launch Services Provider, and formal safety certification achieved

The final selection of the Alphasat launch services provider shall be endorsed by ESA (see specific provisions in the Alphasat Contract)

6.5	In-orbit Operations

The Operator shall be responsible for the operation of the Alphasat satellite from launch vehicle separation until satellite decommissioning, including satellite LEOP, commissioning and routine operations. The Alphabus Service Module has a design life of ****. After completion of the initial 3 years routine in-orbit operations the Agency will convene an Alphabus Certification Review to assess the platform performances over this initial period.

Completion of this review will mark the formal end of the Alphasat contract.

In addition to the normal operational tasks relating to their commercial mission, the operator shall also undertake the following activities, during the ESA Mission Life:

•	Implementation of specific operation activities in support to TDPs, monitoring and control (inclusive switch on and commissioning activities);

•	Convening regular reviews and meetings, to include ESA, Alphabus and TDP representatives, to assess satellite status, review trends and anomalies, and reassess operation strategies.

•	Reporting of necessary software maintenance activities, which may warrant an adaptation of the generic platform flight software design

During the Alphasat commissioning definition and implementation, the Operator shall take into account specific commissioning needs of the Alphabus platform, which are required in addition to the nominal Alphasat needs.

A preliminary assessment of the Alphabus commissioning needs is provided in Annex 1.

To support the Alphabus platform validation and long term performance evaluations, the Operator shall make available all requested Alphasat telemetries throughout the ESA Mission life. (modalities and interfaces for data transfer to be agreed)

To support the TDP monitoring and exploitation, the Operator shall make available all requested telemetry data, throughout the ESA Mission Life, with an option to extend this service. (modalities and interfaces for data transfer to be agreed)

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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6.6	Engineering

The Operator shall ensure that the necessary design evaluations, analyses and simulations are performed to confirm all elements of the Alphasat will achieve their required performances.

The Operator shall ensure the coherence of all system, subsystem and equipment specifications to be applied for satellite, payload and ground segment developments.

The Operator shall ensure a rigorous approach is adopted for the compilation and maintenance of system and performance budgets.

A margin philosophy shall be applied throughout the design and implementation phases consistent with the level of maturity, and potential uncertainty, of the parameters being addressed.

The Operator shall establish a comprehensive set of Spacecraft and System Support Specifications to ensure a coherent approach is applied throughout the Alphasat development. In many cases these can draw on equivalent documentation generated in the frame of the Alphabus development.

The Operator shall ensure a rigorous approach to Alphasat verification and validation is defined and implemented. Full traceability to requirement verification shall be assured.

Throughout the design, development and validation process the Operator shall ensure a comprehensive documentation and justification of the Alphasat design and performances. All documentation shall be made available to the Agency, in a timely manner.

The satellite design and associated fuel budget allocations, shall take into account the need to place the satellite into a graveyard orbit at the end of operational life.

6.7	Assembly, Integration, Test and Verification Tasks

6.7.1	General Tasks

The Operator and the Industrial team shall conduct a rigorous AIV programme with due consideration to the specific requirements coming from all payload elements, inclusive TDPs.

At system level the Alphasat testing shall complete the required qualification process for both the platform and the payload elements by adopting a proto-flight approach to testing.

Environmental testing shall include:

•	Mechanical Testing; sine, acoustic, shock (launcher and appendage release)

•	Thermal Vacuum

•	Radiated and Conducted EMC (including RF auto-compatibility and TDMA characterisation)

During the mechanical test campaign, the Operator shall take into account the required system dynamic testing with both full and empty main propulsion tanks, in support of the generic platform characterisation. (The associated industrial activities are funded through the Alphabus contract)

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All major testing phases shall be preceded by a formal Test Readiness Review and concluded with a Test Review Board to which the Agency shall be invited.

The Agency, and TDP responsibles, shall be invited to participate to all phases of the Alphasat environmental testing.

6.7.2	Test Facilities

The Operator shall be responsible for the selection and contracting of test facilities.

If significant facility adaptation/modifications are required to accommodate the Alphasat activities these shall be clearly identified.

In selecting the Test facilities, the Contractor shall give priority to European facilities.

For all Alphasat environmental testing the operator shall provision all necessary instrumentation and monitoring equipments for the Alphabus and TDPs elements (eg thermocouples and accelerometers)

6.8	Documentation

The Operator shall establish a comprehensive documentation plan to be applied to the Alphasat implementation, coherent with the established Alphabus documentation plan.

The documentation plan shall ensure that the design, development and verification process for the Alphasat is fully supported, and documented, by the appropriate plans, justification files and verification documentation. A rigorous traceability of requirements and associated verification shall be assured.

A consistent documentation approach shall be applied to all levels of the Alphasat activities.

Top level specifications, plans and other support documentation which have direct impact on customer provisions (Alphabus Service Module and TDPs) shall be subject to approval by ESA, including:

•	Alphasat Satellite System Requirements Document

•	Alphasat Design, Development and Verification Plan

•	System Support Specifications

•	System Test Plans (mechanical, thermal, electrical and emc/rfc)

•	TDP interface control documentation

•	TDP test plans and procedures

•	TDP operations plan and procedures

A full list of documentation to be delivered to the Agency, throughout the Project, is defined in the Document Requirement List (AD04)

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The Operator and the Agency will establish a top level coordinated schedule, identifying all key interactions between the Alphasat activities and the Alphabus/TDP developments and major Alphasat milestones and Reviews. This will be regularly reviewed and updated to ensure continued coherence between programme elements.

Any adaptation or modification to the approval documentation shall be subject to formal agreement by the Agency.

All technical and programmatic documentation generated in the frame of the Alphasat contract shall be provided to the Agency in a timely manner.

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7	PRODUCT ASSURANCE AND SAFETY (PA&S)

The Operator shall be responsible for defining, implementing and maintaining the Product Assurance and Safety Provisions to be applied to all elements of the Alphasat Contract.

The Operator shall establish a Product Assurance and Safety Plan, for approval by the Agency.

The Product Assurance and Safety plan, as a minimum, shall be consistent with those provisions applicable to the Alphabus development (ref RD03)

This product assurance plan shall foresee the potential implementation of technical/quality audits on the industrial prime contractor or its suppliers.

The Operator shall be responsible for reviewing and assessing the anomalies and NCRs arising in the course of the Alphasat development, test and operations activities.

Where these NCRs impact the build standard, operations or performances of the Alphabus platform or the interfaces/functionality/performance of the TDPs, a formal disposition and agreement from the Agency shall be obtained before closure.

For the commercial payload(s), which have been subject to Agency funding, all major NCRs shall be formally dispositioned by lnmarsat, following consultation with the Agency.

NCRs which may impact the nominal implementation and/or schedule of the Alphasat activities shall be formally notified to the Agency for agreement.

A full list of all NCRs, with associated dispositions, shall be provided to the Agency for information on a regular basis.

7.1	Parts and equipments procurement

In the frame of the Alphabus development a clear preference for parts and equipment originating from European or Canadian sources has been applied. Wherever practicable (technical and financial) the use of items which are, or could become, subject to ITAR export restrictions, minimised.

For the Alphasat payload developments a similar policy is preferred.

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8	MANAGEMENT AND REPORTING

8.1	General

The Operator shall establish the Management and Reporting Plan, to be applied to his selected contractors and sub-contractors.

This Plan shall address, as a minimum;

•	General Management of the Programme elements

•	Project Organisation and responsibilities

•	Organization and Conduct of formal reviews

•	Configuration Management

•	Information and Documentation Management

•	Costs and Schedule Management

•	Risks Management

•	Contract and Change Management

•	Customer Rights of access, confidentiality and non-disclasure. The Operator and the Industrial team shall be responsible for the selection of test facilities.

•	Proposed test facilities for the tests anticipated, and eventual back-up facilities.

The Operator (top level) Management Plan shall address the relationship and information flow between the Operator and the Agency. This will be subject to approval by the Agency

The Agency shall be afforded rights of access to all parties involved in the Alphasat development.

8.2	Operator to Agency Reporting

Regular reporting shall be established and maintained between the Operator and the Agency (per RD01).

As a minimum the following interactions between Project Management is envisaged

•	Weekly status and coordination meeting

•	Quarterly formal Progress Meetings (to coincide with industrial Progress Meeting), inclusive Progress report, to include technical, programmatic and contractual aspects

•	Six monthly Senior Management Peer Reviews (with Alphasat Steering Board)

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	25 of 31

The Agency will also be invited to all Progress Meetings to be held both with the Alphasat industrial Prime contractor and payload suppliers.

The Operator shall maintain a meetings plan for all technical interactions with the Alphasat consortium. Agency participation to upcoming technical meetings will be requested/agreed at the weekly coordination meetings.

Similarly, for Alphabus and TDP activities the Operator participation to Progress Meetings and ad-hoc technical meetings will be agreed

8.3	Programme Implementation Plan (PIP)

Recognising the cooperative nature of this contract, ESA and the Operator shall define and agree a formal Programme Implementation Plan (PIP) which will specify the methodology for day to day Project activities and interactions within the frame of Alphasat.

The PIP will include the following;

•	Tasks and responsibilities of the Parties

•	Definition of Project Teams (inclusive formal points of contact)

•	Role and composition ‘higher level’ bodies (Alphasat Steering Board)

•	Communications

•	Approach to Reporting (formal & informal) including participation, frequency and organisation of meetings

•	Formal Reviews (Alphabus, Alphasat and TDPs) including participation and roles

•	Coordinated Baseline (top level documents against which project performances and achievements will be tracked)

•	Change Control

•	Documentation Control and Exchange

•	Financial issues (including invoice ratification and processing and payment notification.

The PIP (RD01) will be co-signed by the parties.

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	26 of 31

9	Application of ECSS Standards

The Alphabus Service Module development is being undertaken according to ECSS standards with specific tailoring (agreed by ESA) applied to ensure consistency with the normal practices applicable to the development of commercial communications satellite.

Whilst not strictly applicable to the Alphasat activities the Operator shall propose a rigorous approach to the Alphasat engineering, verification and validation, management and product assurance which is consistent with the principles and methodologies defined in the ECSS.

Where the Operator chooses to apply specific company standards these shall be submitted to the Agency for agreement.

10	Deliverable Items

All anticipated deliverable items from Operator to the Agency are defined in the Deliverable Items List (DIL) provided as Annex 2.

All deliverable documentation in the frame of this contract is defined in AD04

All deliverables from the Agency to the Operator are defined in the Customer Furnished Items List (AD03)

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	27 of 31

Annex 1

****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	28 of 31

****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	29 of 31

****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	30 of 31

Annex 2

Alphasat Deliverable Items List

In addition to the documentation requirements, defined in AD04, the Operator shall deliver the following as an output from this contract.

A2.1	Satellite and TDP data

The Operator shall store all Telemetry data transmitted by the satellite, relating to both Alphasat and TDPs. This data shall be archived in such a way that specific telemetry files can be recovered within 2 hours of a request.

Further the Operator shall ensure the availability of the following in ‘near real time’.

Source of Data	Data Type	Made Available to
Alphabus Platform	System/subsystem telemetry	ESA
	TC history files	Alphabus Support Team
TDP1 GEO-LCT	TDP Telemetry	ESA
	TC history file	DLR
TDP Supplier
TDP 5 QV Band	TDP Telemetry	ESA
	TC history file	ASI
TDP Supplier
TDP 6 Star Tracker	TDP Telemetry	ESA
	TDP science data	DLR
	TC history file	TDP Supplier

In the event that a significant anomaly is detected in the platform (or commercial payload), which could result in the platform data stream containing commercially sensitive information the Alphabus NRT datastream may be interrupted. Further access to associated archived files may also be restricted.

All data provided shall be treated as confidential and may only be provided to those persons with direct responsibilities for TDP/Platform monitoring.

Ref:	ASA.ESA.SW.SY.049
Date:	29/10/2007
Issue:	02
Page:	31 of 31

Data shall be provided in a format equivalent to that originally produced by the satellite subsystem/TDPs following demodulation and de-multiplexing. Further all data shall be suitably time tagged.

Where appropriate, data will also be provided as engineering parameters following application of the necessary correction and calibration parameters.

This service shall be in place and validated, utilising actual data collected during satellite system testing, by the Flight Acceptance Review.

In addition, every 3 months (tbc) the Operator shall provide, to ESA and the Alphabus support Team, higher level performance assessments, resulting from a monitoring of the Alphabus platform performances, including;

-	flight dynamics evaluation

-	derived satellite pointing and pointing stability assessments

-	propulsion system performances (CPS and EPS)

-	evolution of EPS performances (particularly battery & solar array)

A2.2	Satellite Flight Software

The Operator shall deliver a copy of the final version of the central flight software and associated flight database.

If it is necessary to update the CFS during the mission life, a copy of the associated patch, and revised CFS software image will be delivered, within two weeks of the patch being applied.

The method for providing this data shall be agreed between the parties.

A2.3	Engineering Models

The Operator shall deliver, prior to the Alphasat CDR, the following engineering models, with associated support documentation;

-	Satellite Structural Mathematical Model (from equipment to system level)

-	Satellite Thermal Mathematical Model (from equipment to system level)

A2.4	Other Deliverables

In support of the need for Alphabus/Alphacom publicity material the Operator shall provide;

-	Set of photographs following the implementation and testing of Alphasat

-	2 off satellite models (1:20 scale), deployed configuration (for CDR)

-	2 off satellite models (1:20 scale); stowed configuration (for CDR)

-	Brochures and publicity material as agreed.

ESTEC Contract Number

21100/07/NL/US

APPENDIX 3

STATEMENT OF INVENTION

ESTEC Contract Number

21100/07/NL/US

STATEMENT OF INVENTION

1. INVENTIONS

[OPTION 1. NO INVENTION]

In accordance with the provisions of the above Contract, ……………[Company] hereby certifies for itself and on behalf of its consortium/subcontractors that no invention has been made in the course of or resulting from work undertaken for the purpose of this contract.

[OPTION 2. INVENTION]

In accordance with the provisions of the above Contract, …………… [Company] hereby certifies for itself and on behalf of its consortium/subcontractors that the following invention(s) has(ve) been made in the course of or resulting from work undertaken for the purpose of this contract:

……………

ESTEC Contract Number

21100/07/NL/US

APPENDIX 4

VAT EXEMPTION FORM

EUROPEAN COMMUNITY	VAT AND EXCISE DUTY EXEMPTION CERTIFICATE
(Directive 77/388/EEC – Article 15 (10) and
Directive 92/12/EEC – Article 23 (1))

Serial No (optional): ZW-005/2006- 5056

1.	ELIGIBLE INSTITUTION/INDIVIDUAL

	Designation/name	EUROPEAN SPACE AGENCY (ESA) - ESTEC
	Street and No	KEPLERLAAN 1
	Postal code, place	2200 AG NOORDWIJK
	(Host) Member State	THE NETHERLANDS

2.	COMPETENT AUTHORITY FOR ISSUING THE STAMP
(Name, address and telephone No)
BELASTINGDIENST
STEENVOORDELAAN 370
	2280 HK RIJSWIJK	TEL +31 – (0)70 – 372 43 30 (J.Nihot)

3.	DECLARATION BY THE ELIGIBLE INSTITUTION OR PERSON
The eligible institution or individual [1] hereby declares
(a) that the goods and/or services set out in box 5 are intended [2]
	☒ for the official use of	☐ for the personal use of
	☐ a foreign diplomatic mission	☐ a member of a foreign diplomatic mission
	☐ a foreign consular representation	☐ a member of a foreign consular representation
	☒ an international organisation	☐ a staff member of an international organisation
☐ an armed force of a State being a party
to the North Atlantic Treaty (NATO force)
EUROPEAN SPACE AGENCY (ESA) - ESTEC
(designation of the institution) (see box 4)

(b) that the goods and/or services described at box 5 comply with the conditions and limitations applicable to the exemption in the host Member State mentioned in box 1, and

  (c)  that the information above is furnished in good faith. The eligible institution or individual hereby undertakes to pay the Member State from which the goods were dispatched or from which the goods and/or services were supplied, the VAT and/or excise duty which would be due if the goods and/or services did not comply with the conditions of exemption, or if the goods and/or services were not used in the manner intended.

Noordwijk, 11-10 ‘07	Pascal SARRON, Head of Accounting Section
Place, date	Name and status of signatory

Signature

4.	STAMP OF THE INSTITUTION (in case of exemption for personal use)

	Place, date	Name and status of signatory

Signature

5.	DESCRIPTION OF THE GOODS AND/OR SERVICES FOR WHICH THE EXEMPTION FROM VAT AND/OR EXCISE DUTY IS REQUESTED

A. Information concerning the supplier/authorised warehousekeeper

(1) Name and address Inmarsat limited (GB)

(2) Member State Great Britain

(3) VAT/excise number GB 730934930

B. Information concerning the goods and/or services

Nr.	Detailed description of goods and/or services [3] (or reference to the attached order form)	Quantity or Number	Value excluding VAT and/or excise duty		Currency
			Value per unit	Total value
1.	Contract Number 21100

Total amount

6.	CERTIFICATION BY THE COMPETENT AUTHORITY OR AUTHORITIES OF THE HOST MEMBER STATE

The consignment/supply of goods and/or services described in box 5 meets

X totally

X up to a quantity of -------------------------------------------------------------------------------------(number)[4]

the conditions for exemption from VAT and/or excise duty.

	Place, date	Name and status of signatory (ies)

Signature (s)

7.	PERMISSION TO DISPENSE WITH STAMP (only in case of exemption for official use)

By letter No ZW-005/2006 of 08 November, 2006.
(reference to file) (date)

EUROPEAN SPACE AGENCY – ESTEC has been permitted by
(designation of eligible institution)

BELASTINGDIENST to dispense with the stamp under box 6.
(designation of the competent authority in the host Member State)

	Noordwijk, 11-10 ’07	Pascal SARRON, Head of Accounting Section
	Place, date	Name and status of signatory

Signature

(1)	Delete as appropriate.
(2)	Place a cross in the appropriate box.
(3)	Delete space not used. This obligation also applies if order forms are attached.
(4)	Goods and/or services not eligible should be deleted in box 5 or on the attached order form.